CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Income Plus Notes with a 1.50% Minimum Annual Coupon Due July 31, 2019	$453,000	$51.91
HSBC USA Inc. Income Plus Notes with a 1.00% Minimum Annual Coupon Due July 31, 2019	$958,000	$109.79
HSBC USA Inc. Income Plus Notes with a 0.50% Minimum Annual Coupon Due July 31, 2019	$703,000	$80.56

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180289

PRICING SUPPLEMENT

Dated July 26, 2012

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012 and

Stock-Linked Underlying Supplement dated March 22, 2012)

HSBC USA Inc.
7 Year Income Plus Notes

}	This pricing supplement relates to three separate offerings:

–	$453,000 Income Plus Notes with a 1.50% Minimum Annual Coupon (Note A)

–	$958,000 Income Plus Notes with a 1.00% Minimum Annual Coupon (Note B)

–	$703,000 Income Plus Notes with a 0.50% Minimum Annual Coupon (Note C)

}	7 Year maturity

}	Linked to a basket of 5 Reference Stocks

}	Repayment of principal at maturity, subject to the credit risk of HSBC USA Inc.

}	Annual coupons based on the performance of every Reference Stock, subject to the applicable Minimum Coupon Rate and the applicable Performance-Based Coupon Rate

The 7 Year Income Plus Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-14 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-5 of this document, beginning on page S-3 of the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement.

	Price to Public	Fees and Commissions[1]	Proceeds to Issuer
Per security / Total for Notes with a 1.50% Minimum Annual Coupon	$1,000 / $453,000	$45.00 / $20,385.00	$955.00 / $432,615.00
Per security / Total for Notes with a 1.00% Minimum Annual Coupon	$1,000 / $958,000	$47.00 / $45,026.00	$953.00 / $912,974.00
Per security / Total for Notes with a 0.50% Minimum Annual Coupon	$1,000 / $703,000	$47.20 /$33,181.60	$952.80 / $669,818.40

1See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-14 of this pricing supplement.

The Notes:

Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

HSBC USA Inc. 7 Year Income Plus Notes

Linked to a basket of 5 common stocks

This pricing supplement relates to three separate offerings of Notes linked to a basket of five common stocks (each a “Reference Stock” and the basket the “Reference Asset”). Each offering has the terms described in this pricing supplement and the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus the terms described in this pricing supplement shall control.

Each of the three separate offerings of Notes has a different Minimum Coupon Rate and Performance-Based Coupon Rate. The purchaser of any Note will acquire a senior unsecured debt security of HSBC USA Inc. with annual coupons linked to the performance of the Reference Stocks as described below. The following key terms relate to the offerings of Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note

Notes	Investor Objective[1]		Minimum Coupon Rate	Performance-Based Coupon Rate	Potential Annual Coupon[2]	CUSIP / ISIN
A	Income	Market Participation	1.50%	3.00%	1.50% or 4.50%	4042K1W58 / US4042K1W589
B	Income	Market Participation	1.00%	6.25%	1.00% or 7.25%	4042K1W66 / US4042K1W662
C	Income	Market Participation	0.50%	10.75%	0.50% or 11.25%	4042K1W74 / US4042K1W746

[1]These objectives denote the comparative payoff characteristics of each Note compared with the other Notes offered herein and do not reflect a comparison with any other financial product. Investor Objectives are not drawn to scale.

2Representing the sum of the Performance-Based Coupon Rate and Minimum Coupon Rate.

Reference Stocks:	The common stocks of the Reference Stock Issuers:

Reference Stock Issuers	Ticker Symbol	Relevant Exchange	Industry	Initial Price[1]	Market Capitalization[2] (in billions)
Altria Group, Inc.	MO	NYSE	Tobacco	$35.63	$72.50
Eli Lilly and Company	LLY	NYSE	Medical-Drugs	$43.61	$50.61
Lockheed Martin Corporation	LMT	NYSE	Aerospace/Defense	$88.55	$28.73
The Procter & Gamble Company	PG	NYSE	Household Products Mfg	$64.56	$176.90
Verizon Communications Inc.	VZ	NYSE	Telephone-Integrated	$44.46	$126.67

[1] For each Reference Stock, the Official Closing Price of such Reference Stock on the Pricing Date. [2] Market capitalization (in billions) as of 7/26/2012. Source: Bloomberg LP.

Payment at Maturity:	For each Note, the Principal Amount plus any Coupon due on the Maturity Date.
Coupon:

With respect to each Coupon Payment Date, for each $1,000 Principal Amount of Notes, the Coupon will be calculated as follows:

On the applicable Coupon Valuation Date, if the Reference Stock Return for every
Reference Stock is greater than or equal to zero, you will receive:
$1,000 x (Performance-Based Coupon Rate + Minimum Coupon Rate)

On the applicable Coupon Valuation Date, if the Reference Stock Return for any Reference
Stock is less than zero, you will receive:
$1,000 x Minimum Coupon Rate

Reference Stock Return:	For each Reference Stock, on any Coupon Valuation Date: Final Price — Initial Price Initial Price

Minimum Coupon Rate:	The relevant per annum Minimum Coupon Rate, as indicated above

Performance-Based Coupon Rate:	The relevant per annum Performance-Based Coupon Rate, as indicated above

PS-2

Coupon Valuation Dates	Coupon Valuation Date*	Coupon Payment Date**
and Coupon Payment	July 26, 2013	July 31, 2013
Dates:	July 28, 2014	July 31, 2014
	July 28, 2015	July 31, 2015
	July 27, 2016	August 1, 2016
	July 26, 2017	July 31, 2017
	July 26, 2018	July 31, 2018
	July 26, 2019	July 31, 2019 (the Maturity Date)
* Subject to the adjustment as described under “Valuation Dates” in the accompanying Stock-Linked Underlying Supplement. **Expected.

Initial Price:	The Official Closing Price (as defined below) of the respective Reference Stock as determined by the calculation agent on the Pricing Date.

Final Price:	The Official Closing Price of the respective Reference Stock on the relevant Coupon Valuation Date, adjusted as described under “Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.

Official Closing Price:	With respect to each Reference Stock, the Official Closing Price will be the relevant official price of one share of such Reference Stock on the Relevant Exchange for such Reference Stock as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange, as further described under “Official Closing Price” in the accompanying Stock-Linked Underlying Supplement.

Trade Date:	July 26, 2012

Pricing Date:	July 26, 2012

Original Issue Date:	July 31, 2012

Maturity Date:	July 31, 2019, which is 3 scheduled business days after the final Coupon Valuation Date. The Maturity Date is subject to adjustment as described under “Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

PS-3

General

This pricing supplement relates to three separate offerings of Notes, each linked to the Reference Stocks identified on PS-2. The purchaser of any Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to five Reference Stocks. Although each of the three offerings of Notes relates to the Reference Stocks identified on PS-2, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Stocks or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Stock-Linked Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-5 of this pricing supplement, beginning on page S-3 of the prospectus supplement and beginning on page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016685/v306693_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Payment at Maturity

On the Maturity Date, for each Note you hold, we will pay you your Principal Amount plus any Coupon due on the Maturity Date.

Coupons

On each Coupon Payment Date, we will pay you the relevant Coupon relating to your Note. The Coupon will vary, will be calculated on the relevant Coupon Valuation Date and will be equal to the relevant Minimum Coupon Rate or, if applicable, the relevant Performance-Based Coupon Rate plus the Minimum Coupon Rate. If, on a Coupon Valuation Date, the Reference Stock Return for each Reference Stock is equal to or greater than zero, the Coupon will be the Performance-Based Coupon Rate plus the Minimum Coupon Rate. If, on a Coupon Valuation Date, the Reference Stock Return for any Reference Stock is less than zero, the Coupon will be the Minimum Coupon Rate. The Minimum Coupon Rate and Performance-Based Coupon Rate will differ for each of the three offerings of Notes offered by this pricing supplement. The Coupon Payment Dates and the Maturity Date are subject to adjustment, as described under “Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement. For information regarding the record dates applicable to the Notes, please see the section entitled “Description of Notes — Interest and Principal Payments — Recipients of Interest Payments” on page S-11 in the accompanying prospectus supplement.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

PS-4

Investor Suitability

The Notes may be suitable for you if:

}	You seek an investment that provides a full repayment of principal, subject to the credit risk of HSBC, if held to maturity, and an annual Coupon, based on the performance of each Reference Stock, that will be equal to the applicable Minimum Coupon Rate or, if applicable, the applicable Performance-Based Coupon Rate plus the applicable Minimum Coupon Rate.

}	You believe the prices of all of the Reference Stocks will generally increase or remain equal to the Initial Prices over the term of the Notes.

}	You believe the applicable Coupon on the Coupon Payment Dates will be an amount sufficient to provide you with a satisfactory return on your investment.

}	You are comfortable receiving only the Principal Amount of your Notes at maturity plus the applicable Coupon that will not be less than the applicable Minimum Coupon Rate or greater than the applicable Performance-Based Coupon Rate plus the applicable Minimum Coupon Rate.

}	You are willing to invest in the Notes based on the sum of the applicable Performance-Based Coupon Rate plus the applicable Minimum Coupon Rate, which will limit your Coupon on any Coupon Payment Date.

}	You are willing to forego dividends or other distributions paid to holders of the Reference Stocks.

}	You do not seek an investment for which there is an active secondary market.

}	You are willing to hold the Notes to maturity.

}	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

}	You seek an investment where the return is based on the actual performance of the Reference Stocks and is not limited to the applicable Performance-Based Coupon Rate.

}	You believe the prices of one or more of the Reference Stocks will decrease over the term of the Notes.

}	You are unwilling to receive only the Principal Amount of your Notes at maturity plus the applicable Coupon that will not be less than the applicable Minimum Coupon Rate or greater than the applicable Performance-Based Coupon Rate plus the applicable Minimum Coupon Rate.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You prefer to receive the dividends or other distributions paid on any of the Reference Stocks.

}	You seek an investment for which there will be an active secondary market.

}	You are unable or unwilling to hold the Notes to maturity.

}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement and on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the Reference Stocks. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;

}	“— General risks related to Reference Stocks” in the Stock-Linked Underlying Supplement;

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The amount of the annual Coupon is uncertain and may be as low as the Minimum Coupon Rate.

The amount of the annual Coupon you receive is not fixed and will depend on the performance of each Reference Stock on the respective Coupon Valuation Dates. If the Reference Stock Return of any Reference Stock is less than zero on a Coupon Valuation Date, you will receive a Coupon equal to the applicable Minimum Coupon Rate on the applicable Coupon Payment Date. The applicable Minimum Coupon Rate is specified on page PS-2 herein.

PS-5

You will not directly participate in any appreciation in the value of Reference Stocks and your Coupon is limited to the applicable Performance-Based Coupon Rate plus the applicable Minimum Coupon Rate.

You will not directly participate in any appreciation in the value of the Reference Stocks. Instead you will receive annual Coupons based upon the applicable formulas described under the captions “Coupon”, “Minimum Coupon Rate” and “Performance-Based Coupon Rate” on page PS-2. The Coupons payable to you will be based upon whether the Reference Stocks appreciate or depreciate. Regardless of the extent to which the prices of the Reference Stocks appreciate, the applicable Coupon will not exceed the applicable Performance-Based Coupon Rate plus the applicable Minimum Coupon Rate specified for each Note on page PS-2 herein. Therefore, you may earn significantly less by investing in the Notes than you would have earned by investing directly in the Reference Stocks relevant to your Notes. If any one Reference Stock has a negative Reference Stock Return, you will receive a Coupon at only the applicable Minimum Coupon Rate for that period.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Coupons or return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity.

While the payment at maturity described in this pricing supplement is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the Notes. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Notes.

Tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PS-6

Description of the Reference Stocks

Altria group, inc. (mo)

Description of Altria Group, Inc.

Altria Group, Inc. has stated in its filings with the SEC that is a holding company and manufactures and sells cigarettes and other tobacco products, including cigars and pipe tobacco, through subsidiaries. Information filed by MO with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-08940 or its CIK Code: 0000764180.

Historical Performance of Altria Group, Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from July 26, 2007 through July 26, 2012. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE	QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
June 29, 2007	$22.27	$20.64	$21.63	March 31, 2010	$20.85	$19.15	$20.52
September 28, 2007	$22.27	$19.47	$21.44	June 30, 2010	$21.91	$19.20	$20.04
December 31, 2007	$24.21	$21.31	$23.31	September 30, 2010	$24.38	$19.89	$24.02
March 31, 2008	$24.55	$20.97	$22.20	December 31, 2010	$26.21	$23.66	$24.62
June 30, 2008	$23.02	$19.95	$20.56	March 31, 2011	$26.27	$23.35	$26.03
September 30, 2008	$21.86	$19.26	$19.84	June 30, 2011	$28.13	$25.81	$26.41
December 31, 2008	$20.91	$14.34	$15.06	September 30, 2011	$27.40	$23.20	$26.81
March 31, 2009	$17.63	$14.50	$16.02	December 30, 2011	$30.40	$25.94	$29.65
June 30, 2009	$17.62	$15.90	$16.39	March 30, 2012	$30.99	$28.00	$30.87
September 30, 2009	$18.70	$16.10	$17.81	June 29, 2012	$34.59	$30.75	$34.55
December 31, 2009	$20.47	$17.28	$19.63	July 26, 2012*	$36.05	$34.17	$35.63

* As of the date of this pricing supplement available information for the third calendar quarter of 2012 includes data for the period from June 2, 2012 through July 26, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the daily performance of MO’s common stock from July 26, 2007 through July 26, 2012 based on information from Bloomberg Professional® service. The market price of the Reference Stock on July 26, 2012 was $35.63. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

PS-7

Eli Lilly and Company (LLY)

Description of Eli Lilly and Company

Eli Lilly and Company has stated in its filings with the SEC that it discovers, develops, manufactures and sells pharmaceutical products. Information filed by LLY with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-06351 or its CIK Code: 0000059478.

Historical Performance of Eli Lilly and Company

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from July 26, 2007 through July 26, 2012. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE	QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
June 29, 2007	$60.63	$53.90	$55.88	March 31, 2010	$37.92	$33.63	$36.22
September 28, 2007	$59.02	$53.53	$56.93	June 30, 2010	$36.96	$32.02	$33.50
December 31, 2007	$59.82	$49.09	$53.39	September 30, 2010	$37.92	$32.82	$36.53
March 31, 2008	$57.52	$47.10	$51.59	December 31, 2010	$38.08	$33.53	$35.04
June 30, 2008	$53.40	$45.38	$46.16	March 31, 2011	$35.91	$33.47	$35.17
September 30, 2008	$49.78	$42.88	$44.03	June 30, 2011	$39.40	$34.88	$37.53
December 31, 2008	$44.44	$28.64	$40.27	September 30, 2011	$39.78	$33.75	$36.97
March 31, 2009	$40.78	$27.21	$33.41	December 30, 2011	$41.92	$35.46	$41.56
June 30, 2009	$36.65	$31.00	$34.64	March 30, 2012	$42.03	$38.30	$40.27
September 30, 2009	$35.65	$32.20	$33.03	June 29, 2012	$42.91	$39.16	$42.91
December 31, 2009	$38.00	$32.27	$35.71	July 26, 2012*	$44.67	$41.59	$43.61

* As of the date of this pricing supplement available information for the third calendar quarter of 2012 includes data for the period from July 26, 2012 through July 26, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the daily performance of LLY’s common stock from July 26, 2007 through July 26, 2012 based on information from Bloomberg Professional® service. The market price of the Reference Stock on July 26, 2012 was $43.61. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

PS-8

lockheed martin corporation (lmt)

Description of Lockheed Martin Corporation

Lockheed Martin Corporation has stated in its filings with the SEC that it is a security and aerospace company engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems and products. LMT also provides management, engineering, technical, scientific, logistic and information services. Information filed by LMT with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-11437 or its CIK Code: 0000936468.

Historical Performance of Lockheed Martin Corporation

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from July 26, 2007 through July 26, 2012. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE	QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
June 29, 2007	$100.10	$93.14	$94.13	March 31, 2010	$87.16	$73.61	$83.22
September 28, 2007	$108.75	$88.86	$108.49	June 30, 2010	$87.05	$74.37	$74.50
December 31, 2007	$113.74	$103.69	$105.26	September 30, 2010	$76.34	$68.20	$71.28
March 31, 2008	$110.25	$91.00	$99.30	December 31, 2010	$73.70	$67.69	$69.91
June 30, 2008	$110.60	$97.80	$98.66	March 31, 2011	$82.42	$69.62	$80.40
September 30, 2008	$120.29	$98.01	$109.67	June 30, 2011	$81.92	$75.11	$80.97
December 31, 2008	$109.65	$67.38	$84.08	September 30, 2011	$82.15	$66.39	$72.64
March 31, 2009	$85.88	$57.43	$69.03	December 30, 2011	$81.85	$70.50	$80.90
June 30, 2009	$87.04	$65.24	$80.65	March 30, 2012	$91.09	$79.05	$89.86
September 30, 2009	$82.91	$72.20	$78.08	June 29, 2012	$92.24	$80.14	$87.08
December 31, 2009	$79.65	$67.39	$75.35	July 26, 2012*	$89.16	$85.65	$88.55

* As of the date of this pricing supplement available information for the third calendar quarter of 2012 includes data for the period from June 2, 2012 through July 26, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the daily performance of LMT’s common stock from July 26, 2007 through July 26, 2012 based on information from Bloomberg Professional® service. The market price of the Reference Stock on July 26, 2012 was $88.55. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

PS-9

The Procter & Gamble Company (PG)

Description of The Procter & Gamble Company

The Proctor & Gamble Company has stated in its filings with the SEC that it is it manufactures and distributes branded consumer packaged goods. Information filed by PG with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00434 or its CIK Code: 0000080424.

Historical Performance of The Procter & Gamble Company

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from July 26, 2007 through July 26, 2012. We obtained the data in these tables from Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg Professional® service. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE	QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
June 29, 2007	$64.75	$60.76	$61.19	March 31, 2010	$64.58	$59.01	$63.27
September 28, 2007	$70.73	$60.90	$70.34	June 30, 2010	$64.00	$56.00	$59.98
December 31, 2007	$75.18	$67.90	$73.42	September 30, 2010	$63.35	$58.92	$59.97
March 31, 2008	$73.81	$63.30	$70.07	December 31, 2010	$65.37	$59.68	$64.33
June 30, 2008	$71.20	$60.44	$60.81	March 31, 2011	$66.95	$59.70	$61.60
September 30, 2008	$73.57	$60.06	$69.69	June 30, 2011	$67.71	$61.47	$63.57
December 31, 2008	$71.94	$55.00	$61.82	September 30, 2011	$65.14	$57.56	$63.18
March 31, 2009	$62.97	$43.93	$47.09	December 30, 2011	$66.98	$61.00	$66.71
June 30, 2009	$54.77	$46.30	$51.10	March 30, 2012	$67.95	$62.56	$67.21
September 30, 2009	$58.66	$50.52	$57.92	June 29, 2012	$67.92	$59.08	$61.25
December 31, 2009	$63.47	$56.02	$60.63	July 26, 2012*	$65.24	$60.57	$64.56

* As of the date of this pricing supplement available information for the third calendar quarter of 2012 includes data for the period from June 2, 2012 through July 26, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the daily performance of PG’s common stock from July 26, 2007 through July 26, 2012 based on information from Bloomberg Professional® service. The market price of the Reference Stock on July 26, 2012 was $64.56. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

PS-10

VERIZON COMMUNICATIONS INC. (VZ)

Description of Verizon Communications Inc.

Verizon Communications Inc. has stated in its filings with the SEC that it is a provider of communications products and services to consumers, carriers, businesses and government customers. Information filed by VZ with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) can be located by reference to its SEC file number: 1-08606 or its CIK Code: 0000732712.

Historical Performance of Verizon Communications Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from July 26, 2007 through July 26, 2012. We obtained the data in these tables from Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE	QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
June 29, 2007	$40.92	$34.42	$38.30	March 31, 2010	$31.22	$26.45	$28.98
September 28, 2007	$41.63	$36.53	$41.19	June 30, 2010	$29.55	$24.76	$26.18
December 31, 2007	$43.01	$37.93	$40.64	September 30, 2010	$33.09	$25.79	$32.59
March 31, 2008	$41.23	$30.85	$33.91	December 31, 2010	$36.00	$31.60	$35.78
June 30, 2008	$37.32	$31.62	$33.08	March 31, 2011	$38.95	$33.36	$38.54
September 30, 2008	$33.96	$28.27	$29.98	June 30, 2011	$38.73	$34.94	$37.23
December 31, 2008	$32.60	$21.77	$31.68	September 30, 2011	$37.86	$32.28	$36.80
March 31, 2009	$32.48	$24.39	$28.22	December 30, 2011	$40.25	$35.35	$40.12
June 30, 2009	$30.90	$26.76	$28.71	March 30, 2012	$40.46	$37.12	$38.23
September 30, 2009	$30.55	$26.45	$28.28	June 30, 2012	$44.76	$36.80	$44.44
December 31, 2009	$31.89	$26.70	$30.96	July 26, 2012*	$46.40	$43.36	$44.46

* As of the date of this pricing supplement available information for the third calendar quarter of 2012 includes data for the period from July 2, 2012 through July 26, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the daily performance of VZ’s common stock from July 26, 2007 through July 26, 2012 based on information from Bloomberg Professional® service. The market price of the Reference Stock on July 26, 2012 was $44.46. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

PS-11

Illustrative ExampleS

The following examples are provided for illustrative purposes only and are hypothetical. These examples are representative of only a few possible scenarios concerning increases or decreases in the prices of the Reference Stocks relative to their Initial Prices and how those increases and decreases affect the Coupons payable on the Notes. We cannot predict the Official Closing Prices of the Reference Stocks on the Coupon Valuation Dates. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and you should not take these examples as an indication or assurance of the expected performance of the Reference Stocks or return on the Notes. With respect to the Notes, the total payment you receive over the term of the Notes may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC.

The examples below illustrate the Coupon Payments on a $1,000 investment in the Notes for a hypothetical range of performance for the Reference Stocks. The following results are based solely on the assumptions outlined below. The potential returns described here show potential valuations for different Coupon Valuation Dates during the term of the Notes. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing below have been rounded for ease of analysis.

}	Principal Amount:	$1,000

}	Hypothetical Minimum Rate:	0.50% (The actual Minimum Coupon Rates corresponding to each offering of notes are specified Coupon on page PS-2 herein)

}	Hypothetical Performance-Based Coupon Rate:	3.00% (The actual Performance-Based Coupon Rates corresponding to each offering of notes are specified on page PS-2 herein)

The actual Initial Value and Performance-Based Coupon Rate, with respect to each offering of Notes, were determined on the Pricing Date.

Example 1: The Reference Stock Return for each Reference Stock is greater than or equal to zero on the Coupon Valuation Date

Reference Stock	Hypothetical Reference Stock Return
MO	12.00%
LLY	2.50%
LMT	5.00%
PG	1.00%
VZ	2.00%
Minimum Coupon Rate =	0.50%
Performance-Based Coupon Rate =	3.00%
Coupon =	$35.00

Explanation for Example 1

As illustrated above, the hypothetical Reference Stock Return for each of the 5 Reference Stocks is greater than or equal to zero. Therefore, even though the hypothetical Reference Stock Return for two of the Reference Stocks is greater than the Performance-Based Coupon Rate plus the Minimum Coupon Rate, the payment will be limited to the hypothetical Performance-Based Coupon Rate of 3.00% plus the hypothetical Minimum Coupon Rate of 0.50%. Therefore, you receive a Coupon of $35.00 on the applicable Coupon Payment Date.

PS-12

Example 2: The Reference Stock Return for 1 of the 5 Reference Stocks is less than zero on the Coupon Valuation Date

Reference Stock	Hypothetical Reference Stock Return
MO	12.00%
LLY	5.00%
LMT	5.00%
PG	0.00%
VZ	-4.00%
Minimum Coupon Rate =	0.50%
Performance-Based Coupon Rate =	3.00%
Coupon =	$5.00

Explanation for Example 2

As illustrated above, the hypothetical Reference Stock Return of 4 of the 5 of the Reference Stocks (MO, LLY, LMT and PG) is greater than or equal to zero. However, the Reference Stock Return of 1 of the 5 Reference Stocks (VZ) is less than zero. Because the Reference Stock Return is less than zero for one of the Reference Stocks, the Coupon will equal the Minimum Coupon Rate. Therefore, you receive a Coupon of $5.00 on the applicable Coupon Payment Date.

PS-13

Events of Default and Acceleration

With respect to each offering of Notes, if such Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to such Notes, the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in Payment at Maturity in this pricing supplement and (ii) any accrued but unpaid interest payable.  In such a case, the business day immediately preceding the date of acceleration will be used as the Coupon Valuation Date for purposes of determining the Coupon payable on the Notes on the accelerated Maturity Date.  The accelerated Maturity Date will be the third business day following the accelerated final Coupon Valuation Date.

If such Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to such Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sales of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. will offer the Notes at the offering prices set forth on the cover page of this pricing supplement. HSBC USA Inc. or one of our affiliates may pay varying discounts of up to 4.72% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of discounts and referral fees exceed 4.72% per $1,000 Principal Amount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support these Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

U.S. Federal Income Tax Considerations

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. We intend to treat the Notes as variable rate debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes as variable rate debt instruments for all U.S. federal income tax purposes and, in the opinion of Sidley Austin llp, special U.S. tax counsel to us, it is reasonable to treat the Notes as variable rate debt instruments. Assuming the Notes are treated as variable rate debt instruments, Coupons paid on the Notes generally should be taxable to you as ordinary interest income at the time they accrue or are received in accordance with the your regular method of accounting for U.S. federal income tax purposes. You should review the discussion set forth in “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Variable Rate Debt Instruments” in the accompanying prospectus supplement. In general, gain or loss realized on the sale, exchange or other disposition of the Notes will be capital gain or loss.

We will not attempt to ascertain whether any Reference Stock Issuer would be treated as a United States real property holding corporation (“USRPHC”), as defined for U.S. federal income tax purposes. If a Reference Stock Issuer were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC by the Reference Stock Issuers and consult your tax advisor regarding the possible consequences to you if a Reference Stock Issuer is or becomes a USRPHC.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above. You should carefully consider the discussion of all potential tax consequences as set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

PS-14

VALIDITY OF THE NOTES

In the opinion of Sidley Austin llp, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Maryland General Corporation Law as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 22, 2012, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 filed with the Securities and Exchange Commission on March 22, 2012.

PS-15

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$453,000 7 Year Income Plus
Notes with a 1.50% Minimum
Annual Coupon

$958,000 7 Year Income Plus
Notes with a 1.00% Minimum
Annual Coupon

$703,000 7 Year Income Plus
Notes with a 0.50% Minimum
Annual Coupon

July 26, 2012

PRICING SUPPLEMENT

Pricing Supplement
General	PS-4
Payment at Maturity	PS-4
Investor Suitability	PS-5
Risk Factors	PS-5
Description of the Reference Stocks.	PS-7
Illustrative Examples	PS-12
Events of Default and Acceleration	PS-14
Supplemental Plan of Distribution (Conflicts of Interest)	PS-14
U.S. Federal Income Tax Considerations	PS-14
Validity of the Notes	PS-15

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Note Terms	S-5
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-11

Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49

Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60